JAMES E. HOHMANN 2012
RESTRICTED STOCK UNIT REPLACEMENT AGREEMENT

This Restricted Stock Unit replacement Agreement (the “Agreement”), dated as of February15, 2012 (the “Grant Date”), by and between FBL Financial Group, Inc., an Iowa corporation (the “Company”) and James E. Hohmann (the “Participant/Employee”) is entered into as follows:

WHEREAS, the Company has established the FBL Financial Group, Inc. Cash-Based Restricted Stock Unit Plan (the “Plan”);

WHEREAS, pursuant to the Plan, the Management Development and Compensation Committee of the Board of Directors of the Company (the “Committee”), has the authority to award restricted stock units (“Units”) to certain Participants of the Company;

WHEREAS, the Participant agreed to cancel a grant of Restricted Stock made by the Company in 2011;

WHEREAS, the Committee has determined that the Participant should be awarded Units to take the place of the cancelled grant of Restricted Stock;

NOW, THEREFORE, the Company and the Participant agree as follows:

1.    Grant of Units. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby credits to a separate account maintained on the books of the Company (the “Participant Account”), Twenty-Seven Thousand Forty-Three (27,043) Units. On any date, the value of each Unit shall equal the Fair Market Value of one share of the Company's Class A Common Stock (the “Stock”), as determined in accordance with the Plan.

2.    Vesting Schedule.

        2.1    Generally. The interest of the Participant in the Units shall vest upon the satisfaction of the performance goals (the “Performance Goals”) and the period of service (the “Service Goals”) as set forth on Exhibit 2.
2.2    Accelerated Vesting. If Participant's employment with the Company is terminated before the Vesting Date by reason of death or Disability [as defined in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended or restated from time to time (the “Code”)], the interest of the Participant in the Units shall vest as to a prorata portion of the Units, as provided in Exhibit 2 attached hereto.

3.    Forfeiture. If the Participant's employment with the Company is involuntarily terminated by the Company or voluntarily terminated by the Participant, the balance of the Units subject to this Agreement that have not vested at the time of the Participant's termination of employment shall be forfeited by the Participant, subject to any exceptions provided in Exhibit 2.
4.    Form and Timing of Payment. As soon as reasonably practical after each Vesting Date and in no case later than the end of the Participant's tax year in which such Vesting Date occurred, the Company shall pay cash or cash equivalents to the Participant in an amount equal to the Fair Market Value of the Participant's Units that vested on such Vesting Date, provided, however:

(a)the Company may further defer a payment to the extent allowed under Section 1.409A-2(b)(7) of the Treasury Regulations;
(b)the Company may accelerate a payment to the extent allowed under Section 1.409A-3(j)(4) of the Treasury Regulations; and
(c)that to the extent required by Section 409A(2)(B) of the Code, no payments shall be made to any “specified employee” earlier than allowed by Section 409A(a)(2)(B) of the Code.

5.    Taxes. The Participant shall be liable for any and all taxes, including withholding taxes, arising out of this grant of Units, the vesting or payment thereof. The Participant acknowledges that the Company may have the obligation to withhold taxes from the amounts paid to the Participant hereunder or otherwise and agrees that the Company may do so as it, in its sole discretion, determines is necessary to comply with its tax withholding obligations.
6.    Statutory Compliance.
6.1    Section 409A.     This Agreement and the Plan shall, to the extent possible, be interpreted and operated in a manner to avoid the application of Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended or restated from time to time (the “Code”). Notwithstanding anything in this Agreement or the Plan to the contrary, the Committee shall be authorized to take any unilateral action, including the amendment of this Agreement and the Plan, that it reasonably deems necessary or desirable to avoid the application of or noncompliance with Section 409A of the Code; provided, however, that neither the Company, the Committee or any other officer, employee or agent shall have any liability to a Participant with respect to any amount paid or payable by the Participant by reason of the application or violation of Section 409A of the Code.
6.2    Section 162(m). The terms of this Agreement and the Plan shall, to the extent possible, be interpreted and operated in a manner that results in the amounts paid hereunder to be designated as “Performance Based Compensation” under Section 162(m)(4)(C) of the Code and the Treasury Regulations promulgated thereunder (“Performance Based Compensation”). Without limiting the foregoing, no amount shall be paid hereunder unless and until: (i) the Performance Goals have been determined by the Committee in accordance with Section 162(m)(4)(C)(i) of the Code, (ii) the material terms of the Performance Goals have been approved by the Company's shareholders in accordance with Section 162(m)(4)(C)(ii) of the Code, and (iii) except as may otherwise be allowed by Section 2.2, the Committee has, in fact, certified the Performance Goals have been satisfied in accordance with Section 162(m)(4)(C)(iii). Any discretion that the Committee has that is inconsistent with the foregoing shall be null and void. Notwithstanding anything in this Agreement or the Plan to the contrary, the Committee shall be authorized to take any unilateral action, including the amendment of this Agreement and the Plan, that it reasonably deems necessary or desirable to cause any amount payable hereunder to qualify as Performance Based Compensation.
7.    Miscellaneous.
7.1    Restrictions on Transfer. The Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.
7.2    Unfunded, Unsecured Promise. All amounts credited to the Participant's Account under this Agreement shall for all purposes be a part of the general assets of the Company. The Participant's interest in his or her Participant Account shall only be that of a general, unsecured creditor of the Company.
7.3    No Stock Rights. The Participant acknowledges that the Units awarded pursuant to this Agreement: (a) are not shares of Stock; (b) do not entitle the Participant to acquire shares of Stock; and

(c) do not provide the Participant with any of the rights granted to the holders of Stock, including the rights to vote or to receive dividends or dividend equivalents.
7.4    Change in Capitalization. The Participant acknowledges that the Committee may, in accordance with the Plan, make certain adjustments to the Participant's rights hereunder in connection with a Change of Capitalization, as that term is defined in the Plan.
7.5    No Employment Rights. The Participant acknowledges and agrees that nothing contained in this Agreement or the Plan shall be construed or deemed under any circumstance to bind the Company to employ the Participant for any particular period of time.
7.6    Clawback. The Participant acknowledges receipt of a copy of the Company's Impact of Restatement of Financial Statements Upon Awards Policy (the “Clawback Policy”) adopted by the Committee, Exhibit 1 hereto, and agrees that his/her rights hereunder are subject to the terms and conditions of the Clawback Policy, including future amendments thereto.
7.7    Further Actions. The Participant and the Company each agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
7.8    Plan. The Company's grant of Units pursuant to this Agreement is subject to the terms and conditions of the Plan. The Participant acknowledges receipt and review of the Plan.
7.9    Merger. This Agreement constitutes the final agreement between the Participant and the Company with respect to the subject matter hereof. No other agreements, representations or understandings, whether oral or written, and whether express or implied, which are not set forth in this Agreement or the Plan have been made or entered into by either party with respect to the subject matter herein.
7.10    Amendments. Except as otherwise provided herein or in the Plan, this Agreement may be amended only by a written agreement that identifies itself as an amendment to this Agreement and that is signed by the Participant and the Company.
7.11    Waiver. Except as otherwise provided herein or in the Plan, this Agreement may only be waived by a writing that is signed by the Participant and the Company. A waiver made in accordance with this Section is effective only in that instance and only for the specific purpose stated in such written waiver.
7.12    Choice of Law and Venue. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Iowa, without regard to its choice of law provisions. This Agreement shall be enforced in any federal or state court sitting in Polk County, Iowa and each party to this Agreement hereby consents to the jurisdiction and venue of such court and waives any and all arguments that it may have relating to such matters. If any party commences any action arising directly or indirectly from this Agreement in another jurisdiction or venue, the other party to this Agreement may transfer the case to the above-described jurisdiction and venue or, if such transfer cannot be accomplished, to have such case dismissed without prejudice.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement, which shall be effective as of the Grant Date.

FBL FINANCIAL GROUP, INC.
/s/ CRAIG D. HILL

By: Craig D. Hill
Its: Chairman

PARTICIPANT:

/S/ JAMES E. HOHMANN

By: James E. Hohmann

EXHIBIT 1

CLAWBACK POLICY

Policy: Impact of Restatement of Financial Statements Upon Awards.

If any of the Company's financial statements are restated because of errors, omissions or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of awards of bonuses, and grants of options and restricted stock options (together, “awards”) with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. Recoveries may be made from all officers in the Section 16 reporting group regardless of fault, and from any other persons whom the Committee believes were involved in misconduct causing the required restatement (together, “Participants”). Misconduct involves more than mere negligent job performance. The amount to be recovered from the Participant shall be the amount by which awards exceeded the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company's otherwise applicable compensation practices, or (iv) by any combination of the foregoing. Provisions reflecting this policy shall be placed in all award grant instruments delivered to Participants.
EXHIBIT 2 TO 2012 RESTRICTED STOCK UNIT REPLACEMENT AGREEMENT BETWEEN FBL FINANCIAL GROUP, INC. AND JAMES E. HOHMANN
Restricted Stock Units. Employee hereby accepts the award of Restricted Stock Units when issued and agrees with respect thereto that the award will vest only to the extent of the Units earned by meeting Performance Goals, and then only to the extent Service Goals are satisfied, as follows:
A. PERFORMANCE GOALS
(i)    Certification Date:
The “Certification Date” of the Units is the date the Committee certifies the extent to which the performance goals after one year of performance have been attained, which certification shall be made no later than March 1, 2013.
(ii)    Restricted Stock Unit Earnings Per Share (RSUEPS):
RSUEPS means Operating Income as defined in the Accounting Policy for Determination of Operating Income that is currently in effect (last approved by the Audit Committee on May 19, 2009) per diluted weighted-average common share for the year ended December 31, 2012.
(iii)    Performance Goals
Performance parameters of the Restricted Stock Unit Award are:
RSUEPS goal:            $1.70

(iv)	Percentage of Number of Restricted Stock Units Available to Vest Pursuant to RSUEPS Goals

If RSUEPS equals or exceeds the RSUEPS goal:    100%
If RSUEPS is less than the RSUEPS goal:          0%

B. SERVICE GOALS
(i)     Each date on which one or more of the Participant's Unit's vests shall be deemed a “Vesting Date.”
(ii)    All Units certified as earned pursuant to the Performance Goal shall fully vest on February 15, 2014 (the “Vesting Date”), subject to the Participant continuing employment with the Company through that date (the “Service Goal”), and subject to the provisions of Section B(iii) below.

(iii)    Effect of Separation from Service:
Notwithstanding the foregoing:
(A) On the occurrence of both a Change in Control (as defined below) and Employee's Separation from Service (as defined in Section 409A(2)(A)(i) of the Code) before the Vesting Date by the Company other than for Cause (as defined below) or by the Employee for Good Reason (as defined below), one-third of the Restricted Stock Units shall immediately vest, with the remaining two-thirds vesting immediately on a prorata basis, where the prorata ratio shall be measured as the total number of months elapsed from the date of this Agreement to the date of the Change in Control and Separation from Service other than for Cause or by the Employee for Good Reason, as compared to 24 (twenty-four) months.
(B) If Employee's Separation from Service with the Company before the Vesting Date is by reason of death or Disability (as defined in Section 409A(a)(2)(C) of the Code) one-third of the Restricted Stock Units shall immediately vest, with the remaining two-thirds vesting immediately on a prorata basis, where the prorata ratio shall be measured as the total number of months elapsed from the date of this Agreement to the date of the Change in Control and Separation from Service other than for Cause or by the Employee for Good Reason, as compared to 24 (twenty-four) months.
(C)    Additional Definitions-.
(i)    “Change in Control” means one of the following events:

(1)     any “person” (as defined in Sections 13(d) and 14(d) of the
Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company, acquires “beneficial ownership” (as defined in rule 13d-3 under the Exchange Act) of securities representing 50% of the combined voting power of the Company; or

(2)    during any period of not more than two consecutive years,
individuals who at the beginning of such period constitute the Board and any new directors (other than any director designated by a person who has entered into an agreement with the company to effect a transaction described in subsections (C)(i)(1), (C)(i)(3), or (C)(i)(4) of this Exhibit 2) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(3)    a merger approved by the stockholders of the Company is consummated, other than (A) a merger that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 50% of the combined voting power of all classes of stock of the Company or such surviving entity outstanding immediately after such merger or (B) a merger effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

(4)    the stockholders of the Company approve a plan of complete liquidation of the Company or a sale of all or substantially all of the assets of the Company.

(ii) Good Reason.     “Good Reason” means one or more of the following conditions arising without the consent of the Employee:

(1)	A material diminution in the Employee's authority, duties, or responsibilities of the Employee;

(2)	A material diminution in the Employee's base compensation;

(3)
A material diminution in the authority, duties, or responsibilities of the corporate officer or employee to whom the Employee is required to report, including a requirement that the Employee report to a corporate officer or employee instead of reporting directly to the Board;

(4)	A material diminution in the budget over which the Employee retains authority;

(5)	A material change in the geographic location at which the Employee must perform the services Employee provides to the Company; or

(6)	Any other action or inaction that constitutes a material breach by the Company of any agreement under which the Employee provides services.
(ii) Cause. “Cause” means:
(1)    the Employee's willful and continued failure to substantially perform the Employee's duties with the Company or its Affiliates (other than any such failure resulting from the Employee's incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Company which specifically identifies the manner in which the Company believes that the Employee has not substantially performed his or her duties;
(2)    the final conviction of the Employee of, or an entering of a guilty plea or a plea of no contest by the Employee to, a felony; or
(3)    the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this definition, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company or its Affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions of a more senior officer of the Company or the advice of counsel to the Company or its Affiliates will be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company and its Affiliates.